UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 8, 2005
VNUS Medical Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50988	94-3216535

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2200 Zanker Road, Suite F
San Jose, California 95131
(Address of Principal Executive Offices) (Zip Code)
(408) 473-1100
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On November 7, 2005, the Board of Directors of VNUS Medical Technologies, Inc. (the “Company”) adopted an Amended and Restated VNUS Severance Plan for Management and Key Employees (the “Amended Severance Plan”). In particular, the Amended Severance Plan expands the definition of “good reason” for determining whether a participant’s termination of employment was a “qualifying termination,” thereby entitling the participant to certain payments and the acceleration of the vesting of certain equity awards, including stock options, restricted stock and restricted stock units. “Good reason” now includes, with respect to participants that are employees of the Company at the vice president level and above, removal of duties customarily assigned to an employee with such participant’s title, or a substantial adverse alteration in the nature or status of such participant’s duties; provided, however, that a significant reduction in job responsibility and/or authority shall not be deemed to have occurred simply by virtue of a change of control, the fact that the Company becomes a subsidiary of another entity or the Company’s status changing from publicly-traded to privately-held, as a result of the change of control.
     The foregoing description of the Amended Severance Plan does not purport to summarize all of its provisions and is qualified in its entirety by reference to the Amended Severance Plan attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Document
10.1	Amended and Restated VNUS Severance Plan for Management and Key Employees

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VNUS MEDICAL TECHNOLOGIES, INC.
Date: November 8, 2005	By	/s/ Timothy A. Marcotte
Timothy A. Marcotte
Chief Financial Officer and Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit
No.	Document
10.1	Amended and Restated VNUS Severance Plan for Management and Key Employees